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Exhibit 21.  List of Significant Subsidiaries

     The following subsidiaries were 100 percent owned, either directly or indirectly, and were consolidated by the Corporation at December 31, 2000:

                                                         State or jurisdiction
              Name of Subsidiary                         in which incorporated

Marathon Canada Limited                                Canada
Marathon International Oil Company                     Delaware
Marathon International Petroleum Ireland Limited       Cayman Islands
Marathon Oil Company                                   Ohio
Marathon Oil U.K., Ltd.                                Delaware
Marathon Petroleum Gabon LDC                           Cayman Islands
Marathon Petroleum Investment, Ltd.                    Delaware
Marathon Sakhalin Limited                              Cayman Islands
U. S. Steel Kosice s.r.o.                              Slovak Republic
U. S. Steel Mining Company, LLC                        Delaware
USX Portfolio Delaware, Inc.                           Delaware

     The following subsidiaries were 62 percent owned, directly or indirectly, by Marathon Oil Company and were consolidated by the Corporation at December 31, 2000:

Marathon Ashland Petroleum LLC                         Delaware
Speedway SuperAmerica LLC                              Delaware


Names of particular subsidiaries have been omitted from the above list since, considered in the aggregate, they would not constitute a significant subsidiary at December 31, 2000.